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                                                                   Exhibit 10.79

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the ___ day of _______, 1997 by and between Brookdale Living Communities, Inc., a Delaware corporation ("Employer"), and Matthew F. Whitlock, an individual domiciled in the State of Illinois ("Executive").


                                 W I T N E S S E T H
                                 -------------------

     A. Employer is engaged primarily in the ownership, management, leasing, marketing, acquisition, development and construction of senior and assisted living facilities throughout the United States.

     B. Employer believes that it would benefit from the application of Executive's particular and unique skill, experience, and background to the management and operation of Employer.

     C. Executive wishes to commit himself to serve Employer in the position set forth herein on the terms herein provided.

     D. The parties entered into that certain Employment Agreement, dated as of May 7, 1997 (the "Original Agreement"), and wish to amend and restate the Original Agreement to set forth the terms and conditions of the employment relationship between Employer and Executive.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth, and for other good and valuable consideration, Employer and Executive hereby agree to amend and restate the Original Agreement so that the Original Agreement, as amended and restated, reads, in its entirety, as follows:

     1.  Employment and Duties.  During the Employment Term (as defined in
Section 2 hereof), Employer agrees to employ Executive, and Executive agrees to be employed by Employer, as the Vice President - Acquisitions of Employer on the terms and conditions provided in this Agreement. Executive shall conduct, operate, manage and promote the business and business concept of Employer, and exercise such other powers and authority as are provided by the By-laws of Employer ("By-laws"). The Board of Directors of Employer (the "Board") or the Chief Executive Officer may from time to time further define and clarify Executive's duties and services hereunder or under the By-laws as Vice President
- Acquisitions. Executive agrees to devote Executive's best efforts and substantially all of Executive's business time, attention, energy and skill to perform Executive's duties as Vice President - Acquisitions of Employer.

     2. Term. The initial term of this Agreement (the "Initial Term") shall commence on the date Employer's Registration Statement on Form S-1, as amended (No. 333-12259; the "Registration Statement") is declared effective (the "Effective Date") and expire on December 31, 1999 (the "Scheduled Termination Date"), provided, however, this Agreement shall automatically extend for one year terms following the Initial Term (each a "Renewal Term", together with the Initial Term, the "Employment Term"), unless either party shall give the other party prior to thirty (30) days before the end of the Initial Term or any Renewal Term, as applicable, written notice of its intention to terminate this Agreement.

     3. Compensation and Related Matters. (a) Base Salary. As compensation for performing the services required by this Agreement during the Employment Term, Employer shall pay to Executive an annual salary of no less than Ninety-Five Thousand Dollars ($95,000) ("Base Compensation"), payable in accordance with the general policies and procedures for payment of salaries to its executive personnel maintained, from time to time, by Employer (but no less frequently than monthly), subject to withholding for applicable federal, state, and local taxes. Increases in Base Compensation, if any, shall be determined by the Compensation Committee of the Board (the "Committee") based on periodic reviews of Executive's performance conducted on at least an annual basis.

          (b) Bonus. (i) In addition to Base Compensation, subject to provisions set forth below in this Section 3(b)(i), Executive shall have the right to receive, and Employer agrees to distribute to Executive, a performance bonus (a "Performance Bonus ") in an amount equal to 18/100 of 1% of the total purchase price of each property acquired by Employer, provided that Executive had primary responsibility or was the procuring cause for such acquisition, which Performance Bonus shall be earned in accordance with the provisions set forth in this Section 3(b)(i). The bonus program described in this Section 3(b)(i) shall not apply with respect to portfolio acquisitions or acquisitions of (or mergers with) another company or substantially all of the assets of another company. With respect to such transactions, a separate bonus arrangement will be structured by Employer on a case-by-case basis, based on, among other factors, the degree of Executive's involvement in such acquisition and the size thereof. Executive acknowledges that Executive is entitled to Performance Bonuses only with respect to acquisitions of properties for which Executive has primary responsibilities or is the procuring cause and will not be entitled to a Performance Bonus with respect to any other properties acquired by Employer; provided, however, it is Employer's expectation that, if and to the extent Employer is interested in pursuing an acquisition with respect to which Executive is not the procuring cause, Employer will consider having Executive involved in such acquisition provided Employer determines that, based on Executive's then current duties and responsibilities on the other acquisitions on which Executive is then involved, Executive can devote the time and effort on such acquisition that may be necessary and appropriate. With respect to Performance Bonuses for acquisitions completed during 1997 and 1998, such Performance Bonuses shall not be earned by Executive until the earlier of
(A) (1) with respect to Performance Bonuses attributable to acquisitions completed between January 1 and June 30 of the applicable year, July 1 of the year in which the acquisition is completed and (2) with respect to Performance Bonuses attributable to acquisitions completed between July 1 and December 31 of the applicable year, January 1 of the year following the year in which the acquisition is completed or (B) the date on which Executive's employment with Employer is terminated if Executive's employment is terminated pursuant to
Section 5(a)(i) hereof, 5(a)(iii) hereof or 5(c) hereof or if Executive's employment is terminated by Executive on account of a "Change in Control" (as defined in Employer's 1997 Stock Incentive Plan). With respect to Performance Bonuses for acquisitions completed during 1997 or 1998, Employer shall make an advance to Executive in the amount of each such Performance Bonuses, which advance shall be made within thirty (30) days following the completion of the applicable acquisition. The advances shall become non-refundable at such time as the Performance Bonuses with respect to which such advance is made is earned in accordance with the foregoing provisions of this Section 3(b)(i). In the event that, prior to the date on which any advances become non-refundable in accordance with the immediately preceding sentence, Executive's employment with Employer is terminated pursuant to Section 5(a)(ii) hereof or pursuant to
Section 5(b) hereof (unless the termination pursuant to Section 5(b) hereof was on account of a Change in Control), Executive shall repay all such advances promptly following such termination; provided, however, if amounts have been withheld from any such advances for income taxes or similar items (the net amount of such advances received by Executive are referred to herein as the "Net Advances"; and the amounts withheld from such advances are referred to herein as the "Withheld Amounts"), (Y) Executive shall repay to Employer the amount of the Net Advances received by Executive, which amount shall be repaid promptly following such termination, and (Z) Executive shall repay to Employer the Withheld Amounts at such time as the Withheld Amounts are received by Executive or at such time as Executive receives the benefit of the Withheld Amounts (e.g., by a reduction in income taxes otherwise payable by Executive). All Performance Bonuses for acquisitions completed after 1998 shall be earned by Executive upon the completion of the applicable acquisition and shall be paid by Employer to Executive within thirty (30) days following the completion of such acquisition.

          (ii) In addition to Base Compensation and the Performance Bonuses, Executive will be eligible for additional performance-based bonus distributions (the "Additional Bonus") based on the achievement by Executive of certain tangible objectives. The maximum Additional Bonus to which Executive is eligible under this Section 3(b)(ii) each year shall be an amount equal to fifteen percent (15%) of Executive's Base Compensation for the year to which the Additional Bonus relates. The objectives on which the Additional Bonus is based and the other terms of the Additional Bonus program shall be established upon the mutual agreement of Executive and Employer.

          (iii) Upon and in connection with the initial public offering of stock of Employer, Employer shall pay Executive in cash a one-time special bonus of Twelve Thousand Five Hundred Dollars ($12,500).

          (c) Benefits. During the Employment Term and subject to the limitations and alternative rights set forth in this Section 3(c), Executive and Executive's eligible dependents shall have the right to participate in any retirement, pension, insurance, health, dental or other benefit plan or program that has been or is hereafter adopted by Employer (or in which Employer participates),

                                       3
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as such plans and programs may be amended or modified from time to time by
Employer, according to the terms of such plan or program with all the benefits, rights and privileges as are enjoyed by any other senior executive officer of Employer. If the participation of Executive would adversely affect the qualification of a plan intended to be qualified under Section 401(a) of the Internal Revenue Code as the same may be amended from time to time (the "Code"), Employer shall have the right to exclude Executive from that plan in return for Executive's participation in (i) a nonqualified deferred compensation plan which provides substantially comparable benefits or (ii) an arrangement providing substantially comparable benefits under a plan that is either a qualified or nonqualified under the Code at Employer's option.

          (d) Expenses. Executive shall be reimbursed, subject to Employer's receipt of invoices or similar records as Employer may reasonably request in accordance with its policies and procedures, as such policies as and procedures may be amended or modified from time to time by Employer, for all reasonable and necessary expenses incurred by Executive in the performance of Executive's duties hereunder.

          (e) Vacations. During the Employment Term, Executive shall be entitled to two (2) weeks paid vacation in accordance with Employer's practices, as such practices may be amended or modified from time to time by Employer.

     4. Stock Options. Employer has established a stock incentive plan (the "Stock Incentive Plan") that will become effective prior to the completion of the initial public offering of shares of common stock of Employer (the "Common Stock") contemplated by the Registration Statement. The Stock Incentive Plan initially provides, among other things, for the issuance from time to time to certain officers, directors and other employees of Employer of up to 830,000 stock options ("Options"). On the Effective Date, Employer shall grant to Executive 25,000 Options that will have such terms and conditions as are set forth in the Stock Incentive Plan and the Stock Option Agreement to be entered into between Employer and Executive.

     5.  Termination and Termination Benefits.  (a)  Termination by Employer.
(i) Without Cause. Employer may terminate this Agreement and Executive's employment at any time for any reason or for no reason at all upon thirty (30) days' prior written notice to Executive following notice of termination. In connection with the termination of Executive's employment pursuant to this
Section 5(a)(i), Executive shall (A) be paid Executive's Base Compensation in accordance with Section 3(a) hereof, and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof, up to the effective date of such termination, (B) be paid any Performance Bonuses which are earned by Executive pursuant to Section 3(b)(i) hereof as a result of the closing of a property acquisition occurring prior to or within forty-five days after the date of such termination, (C) be paid any unpaid Additional Bonus which Executive earned as of the date of such termination under Section 3(b)(ii) hereof, and (D) receive the Termination Compensation specified in Section 5(d) hereof. For purposes of the Agreement, in the event Employer defaults in its obligation under Section 9 hereof and, as a consequence thereof, Executive's employment with Employer (or Employer's successor or assign) is terminated, such termination shall be deemed to be a termination under this Section 5(a)(i).

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

          (ii) With Cause. Employer may terminate this Agreement with cause immediately upon written notice to Executive. Employer may elect to require Executive to continue to perform Executive's duties under this Agreement for an additional thirty (30) days following notice of termination. In connection with the termination of Executive's employment pursuant to this Section 5(a)(ii), Executive shall (A) be paid Executive's Base Compensation in accordance with
Section 3(a) hereof, and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof, up to the effective date of such termination, (B) be paid any Performance Bonuses which are earned by Executive pursuant to Section 3(b)(i) hereof as a result of the closing of a property acquisition occurring prior to or within forty-five days after the date of such termination, and (C) be paid any unpaid Additional Bonus which Executive earned as of the date of
such termination under Section 3(b)(i) hereof.   For purposes of this Section
5(a)(ii), "cause" shall mean (A) a finding by the Chief Executive Officer of Employer or the Board that Executive has materially harmed Employer, its business, assets or employees through an act of dishonesty, material conflict of interest, gross misconduct or willful malfeasance, (B) Executive's conviction of (or pleading nolo contendere to) a felony, (C) Executive's failure to perform (which shall not include inability to perform due to disability) in any material respects Executive's material duties under this Agreement, (D) the breach by Executive of any of Executive's material obligations hereunder (other than those covered by clause (C) above) and the failure of Executive to cure such breach within ten (10) days after receipt by Executive of a written notice of Employer specifying in reasonable detail the nature of the breach (provided, however, if, based on the nature of the breach, such breach cannot reasonably and with diligence be cured within such ten (10) day period, Executive shall have an additional period, not to exceed thirty (30) days, to cure such breach if (1) Executive has commenced curing such breach within the initial ten (10) day period and continuously and diligently pursues such cure and (2) in the reasonable judgment of Employer, the granting to Executive of an additional period to cure such breach will not have an adverse effect on the business or operations of Employer or on any of Employer's facilities or acquisition opportunities), (E) Executive's sanction (including restrictions, prohibitions and limitations agreed to under a consent decree or agreed order) under, or conviction for violation of, any federal or state securities law, rule or regulation (provided that in the case of a sanction, such sanction materially impedes or impairs the ability of Executive to perform Executive's duties and exercise Executive's responsibilities hereunder in a satisfactory manner), or
(F) Executive's willful breach of any material policies or procedures of Employer.

          (iii) Disability. If due to illness, physical or mental disability, or other incapacity, Executive shall fail during any four (4) consecutive months to perform the duties required by this Agreement, Employer may terminate this Agreement upon thirty (30) days' written notice to Executive. In such event, Executive shall (A) be paid Executive's Base Compensation in accordance with
Section 3(a) hereof, and be entitled to the benefits set forth in Section 3(c) hereof (or the after-tax cash equivalent), up to the effective date of such termination and be entitled to the benefits set forth in Sections 3(d) and 3(e) hereof up to the date of such disability, (B) be paid any Performance Bonuses to which are earned by Executive pursuant to Section 3(b)(i) hereof as a result of the closing of a property acquisition occurring prior to or within forty-five days after the date of such disability and (C) be paid any unpaid Additional Bonus which Executive earned as of the date

                                       5
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of such termination under Section 3(b)(ii) hereof. This Section 5(a)(iii) shall not limit the entitlement of Executive, Executive's estate or beneficiaries to any disability or other benefits available to Executive under any disability insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit. For purposes of this Agreement, the "date of disability" shall mean the first day of the consecutive period during which Executive fails to perform the duties required by this Agreement due to illness, physical or mental disability or other incapacity.

          (b) Termination by Executive Without Good Reason. Executive may terminate this Agreement and Executive's employment at any time for any reason or for no reason at all upon thirty (30) days' written notice to Employer, during which period Executive shall continue to perform Executive's duties under this Agreement if Employer so elects. In connection with the termination of Executive's employment pursuant to this Section 5(b), Executive shall (A) be paid Executive's Base Compensation in accordance with Section 3(a) hereof, and be entitled to the benefits set forth in Sections 3(c), 3(d) and 3(e) hereof, up to the effective date of such termination, (B) be paid any Performance Bonuses which are earned by Executive pursuant to Section 3(b)(i) hereof as a result of the closing of a property acquisition occurring prior to or within forty-five days after the date of such termination and (C) be paid any unpaid Additional Bonus which Executive earned as of the date of such termination under Section 3(b)(ii) hereof.

          (c) Death. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of Executive's death. In such event, Executive shall (A) be paid Executive's Base Compensation in accordance with
Section 3(a) hereof, and be entitled to the benefits set forth in Sections 3(c) (or the after-tax cash equivalent), 3(d) and 3(e) hereof, up to the date of such death, (B) be paid any Performance Bonuses which are earned by Executive pursuant to Section 3(b)(i) hereof as a result of the closing of a property acquisition occurring prior to or within forty-five days after the date of such death and (C) be paid any unpaid Additional Bonus which Executive earned as of the date of such termination under Section 3(b)(ii) hereof. This Section 5(c) shall not limit the entitlement of Executive, Executive's estate or beneficiaries under any insurance or other benefits plan or policy which is maintained by Employer for Executive's benefit.

          (d) Termination Compensation. In the event of a termination of this Agreement pursuant to Section 5(a)(i) hereof, Employer shall pay to Executive, within thirty (30) days of termination, an amount in one lump sum ("Termination Compensation") equal to 50% of Executive's annual Base Compensation as of the effective date of such termination; provided, however, that the foregoing shall not affect Employer's obligation to pay Executive any Performance Bonuses to which Executive may become entitled after the date of such termination pursuant to the applicable provisions of this Section 5.

     6.   Covenants of Executive.

          (a) No Conflicts. Executive represents and warrants that he is not personally subject to any agreement, order or decree which restricts Executive's acceptance of this Agreement and the performance of Executive's duties with Employer hereunder.

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

          (b) Non-Competition. In return for the performance of the management duties described in Section 1 hereof, during the Employment Term and for a period of one year thereafter in the event of the termination of this Agreement pursuant to the provisions of Section 5(a)(ii) or 5(b) hereof, Executive shall not, directly or indirectly, in any capacity whatsoever, either on Executive's own behalf or on behalf of any other person or entity with whom he may be employed or associated, (i) own any interest in, participate or engage in the day-to-day supervision, management, acquisition, development, marketing or operation of any senior or assisted living facilities (the "Business") either located within seven (7) miles from any facility in which Employer has a direct or indirect interest as of the date of the termination of this Agreement or within seven (7) miles from any facility or development site and with respect to which, on or prior to the date of such termination, Employer has entered a letter of intent or contract to acquire, or (ii) pursue any senior or assisted living facility or any development site therefor (A) which Employer is pursuing as of the date of the termination of this Agreement and with respect to which, prior to the date of such termination, Employer has entered a letter of intent or contract to acquire or (B) of which Executive became aware prior to the date of termination of this Agreement but which Executive did not present to Employer (unless, after the Employment Term, such facility or site is presented to Employer and Employer elects not to pursue such facility or site). Furthermore, for a period of two years after any applicable Section 5 termination event, Executive shall not, directly or indirectly, solicit, attempt to hire or hire any employee of Employer. Notwithstanding the foregoing, nothing herein shall prohibit Executive from owning 5% or less of any securities of a competitor engaged in the same Business if such securities are listed on a nationally recognized securities exchange or traded over-the-counter on the National Association of Securities Dealers Automated Quotation System or otherwise.

          (c) Non-Disclosure. During the Employment Term and for a period of two years after the expiration or termination of this Agreement for any reason, Executive shall not disclose or use, except in the pursuit of the Business for or on behalf of Employer, any Trade Secret (as hereinafter defined) of Employer, whether such Trade Secret is in Executive's memory or embodied in writing or other physical form. For purposes of this Section 6(c), "Trade Secret" means any information which derives independent economic value, actual or potential, with respect to Employer from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and is the subject of efforts to maintain its secrecy that are reasonable under the circumstances, including, but not limited to, trade secrets, customer lists, sales records and other proprietary commercial information. Said term, however, shall not include general "know-how" information acquired by Executive during the course of Executive's service which could have been obtained by Executive from public sources without the expenditure of significant time, effort and expense which does not relate to Employer.

          (d) Return of Documents.   Upon termination of Executive's services
with Employer, Executive shall return all originals and copies of books, records, documents, customer lists, sales materials, tapes, keys, credit cards and other tangible property of Employer within Executive's possession or under Executive's control.

          (e) Equitable Relief. In the event of any breach by Executive of any of the covenants contained in this Section 6, it is specifically understood and agreed that Employer shall be entitled, in addition to any other remedy which it may have, to equitable relief by way of injunction, an accounting or otherwise and to notify any employer or prospective employer of Executive as to the terms and conditions hereof.

          (f) Acknowledgment. Executive acknowledges that he may be directly and materially involved as a senior executive in certain important policy and operational decisions of Employer. Executive further acknowledges that the scope of the foregoing restrictions has been specifically bargained between Employer and Executive, each being fully informed of all relevant facts. Accordingly, Executive acknowledges that the foregoing restrictions of Section 6 are fair and reasonable, are minimally necessary to protect Employer, its other stockholders and the public from the unfair competition of Executive who, as a result of Executive's performance of services on behalf of Employer, will have had unlimited access to the most confidential and important information of Employer, its business and future plans. Executive furthermore acknowledges that no unreasonable harm or injury will be suffered by Executive from enforcement of the covenants contained herein and that he will be able to earn a reasonable livelihood following termination of Executive's services notwithstanding enforcement of the covenants contained herein.

     7. Prior Agreements. This Agreement supersedes and is in lieu of any and all other employment arrangements between Executive and Employer or its predecessor or any subsidiary and any and all such employment agreements and arrangements are hereby terminated and deemed of no further force or effect.

     8. Assignment. Neither this Agreement nor any rights or duties of Executive hereunder shall be assignable by Executive and any such purported assignment by Executive shall be void. Employer may assign all or any of its rights hereunder provided that substantially all of the assets of Employer are also transferred to the same party.

     9. Successor to Employer. Employer will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Employer, as the case may be, by agreement in form and substance reasonably satisfactory to Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession or assignment had taken place. Any failure of Employer to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.
This Agreement shall inure to the benefit of and be enforceable by Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

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

     10. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if personally delivered or sent by courier or certified mail, postage or delivery charges prepaid, to the following addresses:

     (a)  if to Executive, to:

          Matthew F. Whitlock
          825 W. Webster
          3rd Floor
          Chicago, IL  60614

     (b)  if to Employer, to:

          Brookdale Living Communities, Inc.
          Suite  4800
          77 West Wacker Drive
          Chicago, IL 60601
          Attn: Chief Executive Officer


          With a copy to:
          --------------

          Brookdale Living Communities, Inc.
          Suite 4800
          77 West Wacker Drive
          Chicago, IL 60601
          Attn: General Counsel

          and to:
          ------

          Winston & Strawn
          35 West Wacker Drive
          Chicago, IL  60601
          Attn:  Wayne D. Boberg

Any notice, claim, demand, request or other communication given as provided in this Section 10, if delivered personally, shall be effective upon delivery; and if given by courier, shall be effective one (1) business day after deposit with the courier if next day delivery is guaranteed; and if given by mail, shall be effective three (3) business days after deposit in the mail. Either party may change the address at which it is to be given notice by giving written notice to the other party as provided in this Section 10.

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

     11. Amendment. This Agreement may not be changed, modified or amended except in writing signed by both parties hereto.

     12. Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party.

     13. Severability. Employer and Executive each expressly agree and contract that it is not the intention of either party to violate any public policy, statutory or common law, and that if any covenant, sentence, paragraph, clause or combination of the same of this Agreement (a "Contractual Provision") is in violation of the law of any state where applicable, such Contractual Provision shall be void in the jurisdictions where it is unlawful, and the remainder of such Contractual Provision, if any, and the remainder of this Agreement shall remain binding on the parties such that such Contractual Provision shall be binding only to the extent that such Contractual Provision is lawful or may be lawfully performed under then applicable laws. In the event that any part of any Contractual Provision of this Agreement is determined by a court of competent jurisdiction to be overly broad thereby making the Contractual Provision unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that the Contractual Provision, as so modified, shall be binding upon the parties as if originally set forth herein.

     14. Indemnification. Executive shall indemnify Employer for any and all consequential damages, costs and expenses resulting from any of Executive's acts or omissions that constitute a material conflict of interest or willful or intentional misconduct that cause material harm to Employer's business or reputation. Executive also shall indemnify Employer for any and all consequential damages, costs and expenses resulting from Executive's acts of omission constituting reckless disregard of Executive's duties to Employer following notice thereof by Employer after it becomes aware of such conduct and Executive's failure to so cure within thirty (30) days.

     15. Governing Law. This Agreement shall be governed by, and construed, interpreted and enforced in accordance with the laws of the State of Illinois, exclusive of the conflict of laws provisions of the State of Illinois.

                                 [signature page follows]

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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              EMPLOYER:

                              BROOKDALE LIVING COMMUNITIES, INC.


                              By:__________________________________
                              Title:_________________________________



                              _____________________________________
                              Matthew F. Whitlock

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